Exhibit 10(i)

AMENDMENT NO. 1
TO
THE TORO COMPANY

DEFERRED COMPENSATION PLAN FOR OFFICERS

This revised and renamed Amendment No. 1 is made to The Toro Company Deferred Compensation Plan for Officers, as previously amended and restated effective September 19, 2002 (the “Plan”).  All defined terms shall have the meanings set forth in the Plan.  This Amendment is effective January 1, 2005.  In no event will this Amendment apply to any amounts earned and vested as of December 31, 2004.  All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1.             Effective October 16, 2006, Section 5.2(c) shall be amended to read as follows:

(c)                                  Change in Election of Method of Payment.  An election of a method of payment will apply to all benefits payable to or on behalf of a Participant under the Plan, including amounts deferred in prior years and subject to a prior election.  A Participant may change the method of payment by electing another method available under the Plan at any time up to one year before the date of the Participant’s retirement from the Company; provided, however, that effective January 1, 2008, a Participant may change his or her election only one time after making an initial election.

2.             Effective November 30, 2006, Section 5.3(a) shall be amended to read as follows:

(a)                                  Early Distributions.  Notwithstanding Section 5.1, a Participant may irrevocably elect to receive a distribution of a portion or all of the Participant’s Performance Share Units Account, Retained Units Account and the vested portion of the Matching Units Account prior to the Participant’s death, Disability or termination of employment, provided that only benefits credited to an Account for at least two years may be paid.  The election shall be made on a proper Deferral Election form not later than two years prior to the year in which the early distribution is to begin.

3.             A new Section 10.8 shall be added as follows:

10.8        Section 409A

The Plan is intended to comply with Section 409A of the Code and any official regulations or other guidance issued thereunder, to the extent Section 409A is applicable to the Plan.  Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered in a manner consistent with such intention, and shall be deemed to be amended (and any deferrals and distributions thereunder shall be deemed to be modified) to the extent the Company deems necessary to comply with Section 409A and any official regulations or other guidance issued thereunder and to avoid (a) the predistribution inclusion in income of amounts deferred under the Plan and (b) the imposition of any additional tax or interest with respect thereto.

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The Company has caused this Amendment to be executed on the date indicated below.

THE TORO COMPANY

Dated:	3/12/2007	By:	/s/ J. Lawrence McIntyre
Its: Vice President, Secretary and General Counsel